UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2015

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2015, the board of directors (the “Board”) of Apache Corporation (the “Company”) appointed Mr. Daniel W. Rabun as a new director. Mr. Rabun has been appointed to the Management, Development and Compensation Committee of the Company’s Board. On May 14, 2015, the Company issued a press release announcing this appointment, a copy of which is filed herewith as Exhibit 99.1.

For his service, Mr. Rabun will receive compensation that is commensurate with that received by the Company’s other non-employee directors, although the annual retainer and the restricted stock units granted under the Non-Employee Directors’ Restricted Stock Program will be pro-rated to reflect his length of service in 2015. Such compensatory arrangements are described under the caption “Director Compensation” in the Company’s definitive proxy statement relating to its 2015 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 2, 2015, and is incorporated by reference herein.

Other than as disclosed herein, no material plan, contract, or arrangement was entered into or materially amended, and there was no grant or award to Mr. Rabun or modification thereto under any such plan, contract, or arrangement, in connection with Mr. Rabun’s appointment. Mr. Rabun has (i) no arrangements or understandings with any other person pursuant to which he was selected as a director and (ii) no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

Mr. Rabun currently serves as non-executive chairman of Ensco, plc. He retired as president and chief executive officer of Ensco in June 2014, having served in that office since January 2007, and as president since March 2006. Before joining Ensco, Mr. Rabun was a partner with the law firm Baker & McKenzie from 1986 through 2005. He is a non-executive director of Golar LNG Ltd., and during 2012, he served as chairman of the International Association of Drilling Contractors.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated May 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: May 14, 2015	/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Apache Corporation, dated May 14, 2015.